As filed with the Securities and Exchange Commission on November 2, 2016

Registration No. 333-186742

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-186742

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CATERPILLAR INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	37-0602744 (IRS Employer Identification No.)

100 NE Adams Street
Peoria, Illinois 61629
(Address of Principal Executive Offices, including Zip Code)
Caterpillar Global Mining Legacy Savings Plan
(Full title of the plan)

James B. Buda
Executive Vice President, Law and Public Policy
Caterpillar Inc.
100 NE Adams Street
Peoria, Illinois 61629-7310
(Name and address of agent for service)

(309) 675-4429
(Telephone number, including area code, of agent for service)

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

REMOVAL OF SECURITIES FROM REGISTRATION
Caterpillar Inc., a Delaware corporation (the “Registrant”), and Caterpillar Global Mining Legacy Savings Plan (the “Plan”) filed a Registration Statement on Form S-8 (File No. 333-186742) (the “Registration Statement”) with the Securities and Exchange Commission on February 19, 2013. The Registration Statement covered 500,000 shares of Common Stock, par value $1.00 per share (the “Common Stock”), of the Registrant to be issued under the Plan, and an indeterminate amount of plan interests.
Effective April 1, 2016, the Plan merged with and into the Caterpillar Global Mining Legacy Hourly Employees’ Savings Plan. Accordingly, no further offers or sales of Company Common Stock are being made through the Plan. In accordance with an undertaking made by the Registrant in the Registration Statement to remove by means of a post-effective amendment any securities that remain unsold at the termination of the offering, this Post-Effective Amendment is being filed to remove from registration the Common Stock and plan interests not heretofore sold pursuant to the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such Common Stock and plan interests.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Peoria, State of Illinois, on this 2nd day of November, 2016.

CATERPILLAR INC.

By:	/s/ James B. Buda
Name:	James B. Buda
Title:	Executive Vice President, Law and Public Policy

Pursuant to the requirement of the Securities Act of 1933, as amended, the trustees (or other persons who administer the employee benefit plan) have duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Peoria, State of Illinois, on this 2nd day of November, 2016.

CATERPILLAR GLOBAL MINING LEGACY SAVINGS PLAN
By:	/s/ LeAnne K. Moritz
Name:	LeAnne K. Moritz
Title:	Plan Administrator

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